Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Supplemental Indenture”) is made and entered into as of this 9th day of June, 2016, by and among A.M. Castle & Co., a Maryland corporation (the “Company”), the Guarantors party thereto (as defined in the Indenture (as defined below)) and U.S. Bank National Association, as trustee under the Indenture (the “Trustee”).

RECITALS

A. WHEREAS, the Company, the Guarantors and the Trustee entered into that certain Indenture dated as of February 8, 2016, as amended by that First Supplemental Indenture dated as of May 16, 2016 (collectively, the “Indenture”), governing the 12.75% Senior Secured Notes due 2018 (the “Notes”) issued by the Company to the Holders.

B. WHEREAS, Section 9.02 of the Indenture provides that, other than certain amendments or waivers as provided therein, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and eligible to vote thereon in compliance with Section 2.09 of the Indenture (collectively, the “Requisite Consent”).

C. WHEREAS, the Company desires and has requested the Trustee to join it and the Guarantors in entering into this Supplemental Indenture for the purposes of amending certain provisions of the Indenture and the Notes as permitted by Section 9.02 of the Indenture.

D. WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate or other action, as applicable, on the part of each of the Company and the Guarantors, and the Company has obtained the Requisite Consent to the amendments set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders as follows:

AGREEMENT

1. Definitions. Unless otherwise defined herein, all capitalized terms used herein have the meanings given to them in the Indenture.

2. Amendments to the Indenture. Effective upon the date hereof, with respect to all outstanding Notes, the following provisions of the Indenture are hereby amended as follows:

1

(a) The definition of “Subsequent Exchange Notes” set forth in “Section 1.01 Definitions” of the Indenture is deleted and replaced in its entirety with the following:

“Subsequent Exchange Notes” means additional Notes issued by the Company pursuant to an exemption under the Securities Act in exchange for Existing Notes outstanding on the date of this Indenture on substantially the same terms and conditions as the Exchange Offer, provided that such issuances shall not include the payment of any tender or consent fees.

(b) The cross-reference to the definition of “Senior Credit Facility Designated Paydown Amount” listed in the table contained in “Section 1.02 Other Definitions” of the Indenture is deleted in its entirety.

(c) A new cross-reference to the definition of ““Senior Credit Facility Availability Blocker Amount” – Section 3.09” shall be added to the table contained in “Section 1.02 Other Definitions” of the Indenture.

(d) Section 3.09(a) of the Indenture is hereby deleted and replaced in its entirety with the following:

(a) From the Issue Date until the Special Redemption Termination Date, all Net Proceeds from sales of assets outside the ordinary course of business (other than Net Proceeds from sales of accounts receivable and inventory) (“Designated Asset Sale Proceeds”), received by the Company or any Restricted Subsidiary shall be applied either (i) to temporarily repay or prepay Indebtedness under the Senior Credit Facility or (ii) to mandatorily redeem (on one or more occasions), upon between five and 30 days’ prior notice, the notes at a price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to, but not including, each applicable redemption date (each, a “Special Redemption”). The “Special Redemption Termination Date” will occur on the date that Special Redemptions of at least $40.0 million aggregate principal amount of Notes have been completed. The Company shall be deemed to have satisfied the “Special Redemption Condition” if, not later than October 31, 2016, with respect to Notes in an aggregate principal amount of not less than $27.5 million, it shall have either (i) completed Special Redemptions or (ii) issued irrevocable notices for Special Redemptions. Until the Special Redemption Termination Date, the Company’s availability under clause (1) of the definition of “Permitted Debt” will be reduced by $40.0 million (the “Senior Credit Facility Availability Blocker Amount”). The Senior Credit Facility Availability Blocker Amount will be reduced (to an amount not less than zero), from time to time, by the aggregate principal amount of notes that have been subject to Special Redemption as described under this Section 3.09.

3. Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control. The Company shall cause Notes that have been purchased to be promptly delivered to the Trustee for cancellation pursuant to Section 2.11 of the Indenture.

4. Rights of Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, including its right to be compensated, reimbursed and indemnified, whether or not elsewhere herein so provided. The Trustee makes no representations and shall not be responsible in any manner whatsoever as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, or with respect to the consents of the Holders or any documents used in the solicitations of such consents, all of which recitals are made solely by the Company and the Guarantors.

5. Reference to Indenture. On and after the date hereof, each reference in the Indenture, and in all other agreements, documents, certificates, exhibits and instruments executed pursuant thereto, to “the Indenture,” “hereunder,” “hereof,” “herein” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as amended by this Supplemental Indenture.

6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its choice of law provisions.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Supplemental Indenture to be executed by its duly authorized officers as of the date first written above.

A.M. CASTLE & CO.

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Chief Financial Officer

Signature Page to Supplemental Indenture

TOTAL PLASTICS, INC.

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Vice President

KEYSTONE TUBE COMPANY, LLC

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Treasurer

Signature Page to Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

Signature Page to Supplemental Indenture